                                                                    Exhibit 99.1



CONTACT:    Bruce Zurlnick                   Cara O'Brien/Melissa Myron
            Senior Vice President and        Media Contact: Stephanie Sampiere
            Chief Financial Officer          Financial Dynamics
            Finlay Enterprises, Inc.         (212) 850-5600
            (212) 808-2800



FOR IMMEDIATE RELEASE
---------------------

                FINLAY ENTERPRISES REPORTS FIRST QUARTER RESULTS
                               ~ SALES GROW 6.9% ~
                            ~ EBITDA INCREASES 7.2% ~
                       ~ RAISES GUIDANCE FOR FISCAL 2004 ~

NEW YORK, NY, MAY 20, 2004 -- FINLAY ENTERPRISES, INC. (NASDAQ: FNLY), a leading retailer of fine jewelry and the largest operator of leased fine jewelry departments in department stores throughout the United States, announced today its financial results for the first quarter of fiscal 2004.

For the 13 weeks ended May 1, 2004, the Company reported a net loss of $1.9 million, or $0.21 per share, compared to last year's first quarter loss from continuing operations of $2.1 million, or $0.23 per share. The prior year's first quarter results included discontinued operations associated with the closing of the Burdines department store division. Including these discontinued operations, the prior year's first quarter net loss was $1.5 million, or $0.16 per share.

Income from operations before depreciation and amortization expenses (EBITDA) increased 7.2% to $7.1 million compared to $6.6 million in the prior year period, on a continuing operations basis.

As previously reported, comparable department store sales (departments open for the same months during the comparable period) increased 6.8% in the first quarter of fiscal 2004. Total sales increased 6.9% to $187.6 million compared to $175.4 million a year earlier.

Arthur E. Reiner, Chairman and Chief Executive Officer of Finlay Enterprises, Inc., commented, "Our strong 6.8% comparable store sales increase and improved EBITDA are a reflection of the successful execution of our strategic merchandising and marketing initiatives. In addition, cash flow continues to be strong with our revolver borrowings at the end of the comparable quarter down $23 million from last year. We repurchased approximately 390,000 shares totaling $6.9 million during the first quarter, reflecting the confidence we have in our business model."

Mr. Reiner concluded, "Primarily as a result of better than expected results in the first quarter, we now anticipate full year diluted earnings per share between $2.25 and $2.35, based on a comparable store sales increase in the range of 2.5% to 3.0% and EBITDA between $74 and $76 million. We currently project second quarter comparable store sales increases in the range of 1.5% to 2.0% and a net loss per share between $0.10 and $0.15."

The Company's management will host a conference call to review results and answer questions. The conference call will be held today, May 20, 2004 at 10:00 a.m. Eastern Time. A live broadcast of the call will be available on the Company's website at: http://www.finlayenterprises.com and will remain available in archives for approximately 90 days.


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Page 2



Finlay Enterprises, Inc., through its wholly-owned subsidiary, Finlay Fine Jewelry Corporation, is one of the leading retailers of fine jewelry and the largest operator of leased fine jewelry departments in department stores throughout the United States with sales of $902.4 million in fiscal 2003. The number of locations at the end of the first quarter of fiscal 2004 totaled 970.

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on Finlay's current expectations and beliefs, are not a guarantee of future performance and involve known and unknown risks, uncertainties and other factors. Actual results, performances or achievements may differ materially from those contained in, or implied by, these forward-looking statements, depending upon a variety of factors including, in particular, the risks and uncertainties described in Finlay's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by Finlay or any other person that the events or circumstances described in such statement are material.


                           - financial tables follow -



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FINLAY ENTERPRISES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER INFORMATION
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                               THIRTEEN WEEKS ENDED
                                                ----------------------------------------------------
                                                         MAY 1,                       MAY 3,
                                                          2004                        2003
                                                ----------------------       -----------------------
Sales                                           $  187,572       100.0%      $   175,427       100.0%
Cost of sales                                       92,335        49.2            84,661        48.3
                                                ----------        ----       -----------        ----
     Gross margin                                   95,237        50.8            90,766        51.7
Selling, general and administrative expenses        88,181        47.0            84,184        48.0

Depreciation and amortization                        4,389         2.4             4,188         2.3
                                                ----------        ----       -----------        ----
     Income from operations                          2,667         1.4             2,394         1.4
Interest expense, net                                5,711         3.0             5,776         3.3
                                                ----------        ----       -----------        ----
     Loss from continuing operations before
           income taxes                             (3,044)       (1.6)           (3,382)       (1.9)
Benefit for income taxes                            (1,187)       (0.6)           (1,318)       (0.8)
                                                ----------        ----       -----------        ----
     Loss from continuing operations                (1,857)       (1.0)           (2,064)       (1.1)
Discontinued operations, net of tax of $390            -            -                611         0.3
                                                ----------        ----       -----------        ----
     Net loss                                   $   (1,857)       (1.0)%     $    (1,453)       (0.8)%
                                                ==========        ====       ===========        ====
Net income (loss) per share applicable to
     common shares - basic and diluted:
     Loss from continuing operations            $    (0.21)                  $     (0.23)
     Discontinued operations                           -                            0.07
                                                ----------                   -----------
     Net loss per share                         $    (0.21)                  $     (0.16)
                                                ==========                   ===========
Weighted average shares and share
     equivalents outstanding -
     Basic and Diluted                           8,794,290                     9,137,101
                                                ==========                   ===========
Other information: EBITDA (1)                   $    7,056                   $     6,582
                                                ==========                   ===========
Reconciliation of EBITDA:
Income from operations                          $    2,667                   $     2,394
Add: Depreciation and amortization                   4,389                         4,188
                                                ----------                   -----------
EBITDA                                          $    7,056                   $     6,582
                                                ==========                   ===========



(1) EBITDA, a non-GAAP financial measure, represents income from operations before depreciation and amortization expenses, and excludes discontinued operations. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements. EBITDA should not be construed as a substitute for income from operations, net income or cash flow from operating activities (all determined in accordance with GAAP) for the purpose of analyzing Finlay's operating performance, financial position and cash flow as EBITDA is not defined by generally accepted accounting principles. Finlay has presented EBITDA, however, because it is commonly used by certain investors to analyze and compare companies on the basis of operating performance and to determine a company's ability to service and/or incur debt. Finlay's computation of EBITDA may not be comparable to similar titled measures of other companies.



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Page 4



FINLAY ENTERPRISES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

                                                               MAY 1,         MAY 3,
                                                                2004           2003
                                                              --------       --------
                           ASSETS

Cash                                                          $  5,172       $  2,585

Accounts receivable                                             39,859         40,775

Inventory                                                      294,437        279,870

Other current assets                                            54,751         48,432
                                                              --------       --------

    Total current assets                                       394,219        371,662
                                                              --------       --------


Fixed assets, net                                               65,386         69,802

Other assets, including goodwill                                94,435        112,545
                                                              --------       --------

    Total assets                                              $554,040       $554,009
                                                              ========       ========

            LIABILITIES AND STOCKHOLDERS' EQUITY

Short-term borrowings                                         $ 13,538       $ 36,217

Accounts payable                                                76,555         62,979

Other current liabilities                                       70,020         64,311
                                                              --------       --------

    Total current liabilities                                  160,113        163,507


Long-term debt                                                 225,000        225,000


Deferred income taxes and other non-current liabilities         22,669         19,366
                                                              --------       --------
    Total liabilities                                          407,782        407,873

Total stockholders' equity                                     146,258        146,136
                                                              --------       --------
    Total liabilities and stockholders' equity                $554,040       $554,009
                                                              ========       ========